                          EXPENSE LIMITATION AGREEMENT

         This EXPENSE LIMITATION AGREEMENT is made as of the 3rd day of September, 2002 by and between SCUDDER RREEF SECURITIES TRUST, a Delaware business trust (the "Trust") on behalf of SCUDDER RREEF REAL ESTATE SECURITIES FUND (the "Fund") and DEUTSCHE ASSET MANAGEMENT, INC. ("DeAM, Inc."), a Delaware corporation, with respect to the following:

         WHEREAS, DeAM, Inc. serves as the Trust's Investment Advisor (the "Advisor") pursuant to an Investment Advisory Agreement dated September 3, 2002, (the "Agreement").

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. DeAM, Inc., in its capacity as the Trust's Advisor, agrees to waive its fees and/or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Fund's classes set forth on Exhibit A, as may be amended from time to time, do not exceed the percentage of average daily net assets set forth on Exhibit A for the period September 3, 2002 through August 30, 2004. For the purposes of this Agreement, ordinary operating expenses for the Fund generally consist of costs not specifically borne by the Advisor or the Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding: (a) transactions costs (such as brokerage commissions and dealer and underwriter spreads); (b) interest charges on fund borrowings; (c) taxes; (d) litigation and indemnification costs; and (e) extraordinary expenses. Extraordinary expenses are those that are unusual or expected to recur only infrequently, including, but not limited to (i) expenses of the reorganization, restructuring or merger of the Fund or class or the acquisition of all or substantially all of the assets of another fund or class; (ii) expenses of holding, and soliciting proxies for, a meeting of shareholders of the Fund or class (except to the extent relating to routine items such as the election of trustees or the approval of independent public accountants); and (iii) expenses of converting to a new custodian, transfer agent or other service provider.

         2. This Agreement shall be effective as to the Fund as of the date that each of the Fund's classes set forth on Exhibit A commences operations after this Agreement shall have been approved by the Board of Trustees of the Fund and, unless sooner terminated as provided herein, shall continue in effect as to the Fund for the stated period and may be extended for another period, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Fund. Upon the termination of the Agreement, this Agreement shall automatically terminate with respect to the Fund.

         3. Any obligation of the Trust hereunder shall be binding only upon the assets of the Trust or the applicable series thereof, and shall not be binding upon any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Trustees or the shareholders of the Trust nor the execution of this Agreement on behalf of the Trust shall impose any liability upon any Trustee or shareholder.

         4. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Delaware.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


                                                 SCUDDER RREEF SECURITIES TRUST


Attest: ____________________________________         By: /s/ William Glavin
Name:                                                   -----------------------
                                                     Name:  William Glavin
                                                     Title: President


                                                 DEUTSCHE ASSET MANAGEMENT, INC.

Attest: ____________________________________         By: /s/  Richard T. Hale
Name:                                                   -----------------------
                                                     Name:  Richard T. Hale
                                                     Title: Vice President

                                    Exhibit A



                                                                      Ordinary Fund Operating
                                                                              Expenses
                                                                   (as a percentage of average
                                                                         daily net assets)
Fund
Scudder RREEF Real Estate Securities Fund -
Class A Shares                                                                1.25%

Scudder RREEF Real Estate Securities Fund -
Class B Shares                                                                2.00%

Scudder RREEF Real Estate Securities Fund -
Class C Shares                                                                2.00%

Scudder RREEF Real Estate Securities Fund -
Institutional Class (formerly known as RREEF
RReal Estate Securities Fund Class A shares)                                  1.00%